Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Media Relations                            Investor Relations
(800) 775-7290                            (972) 770-9040

Chili’s Partners Exclusively with DoorDash

Chili’s Guests can get their favorites delivered with DoorDash wherever they are from more than 1,000 participating restaurants nationwide

DALLAS, June 11, 2019 - Chili’s® Grill & Bar, a leader in the casual dining industry, is also leading the category in off-premise innovation. To build on that momentum, starting today, Brinker International, Inc., the parent company of Chili’s and Maggiano’s Little Italy®, has entered into an exclusive agreement with DoorDash, the nation’s largest on-demand destination for door-to-door delivery, that brings delivery of Chili’s favorites to Guests from more than 1,000 participating restaurants nationwide.

“We chose DoorDash as an exclusive partner because they have a leading market share in areas where Chili’s restaurants are located and have a fast growing delivery platform,” said Wyman Roberts, chief executive officer of Brinker and president of Chili’s. “While we tested delivery with several partners, DoorDash integrated seamlessly into our operations, demonstrated the ability to drive incremental sales and provided a consistent Guest experience. DoorDash shares our vision of a ‘win-win’ partnership based on sustainable economics, digital leadership and a constant stream of innovation. Together with DoorDash we can deliver Chili’s favorites to Guests wherever they are.”

Chili’s has generated more than $330 million in annual off-premise sales at corporate owned restaurants, which contributed to approximately 13% of the brand’s total sales in the U.S. as reported at the end of the last fiscal quarter. The brand also grew to-go business by 17.2% in its third quarter. Over the past few years, to improve its off-premise strategy, Chili’s launched a highly-rated mobile and web application for online ordering, improved to-go packaging and built integrated direct marketing capabilities for its more than six million Guests that have joined the My Chili’s Rewards loyalty program.

Chili’s exclusive partnership with DoorDash will build on this momentum. Chili’s expects its national partnership with DoorDash to accelerate its omnichannel leadership, drive continued sales growth by levelling the convenience playing field with fast casual and quick service restaurants, and further strengthen the brand for the next generation of Guests.

In test markets, Chili’s Guests showed a high demand and positive response for DoorDash delivery, which resulted in significant incremental off-premise sales growth. Chili’s and DoorDash have integrated their systems so that DoorDash orders are sent directly to the Chili’s point-of-sale (POS) system, ensuring a better experience for Guests and Team Members. POS integrations allow DoorDash to sign up and scale restaurants at a faster pace, and Guests can expect additional Chili’s restaurants to offer delivery with DoorDash in the near future.

“DoorDash is honored to be named as the exclusive delivery partner for Chili’s and Maggiano’s, pairing our best in class operations and commitment to quality with America’s most iconic brands,” said Toby Espinosa, vice president of business development at DoorDash. “Chili’s is renowned for their fresh, bold menu items and high-quality Guest experience, and we’re excited to see how our partnership grows as we connect loyal diners to great food, service and convenience.”

Maggiano’s has also exclusively partnered with DoorDash for delivery services, and the DoorDash systems will be integrated with Maggiano’s POS in the coming months.

To order Chili’s with DoorDash, download the DoorDash app or go online to www.doordash.com. Find Chili’s in the list of local restaurants, place an order and enjoy your Chili’s in no time!

-###-

Exhibit 99.1

About Chili’s® Grill & Bar
Hi, welcome to Chili’s! We’re a leader in the casual dining industry and the flagship brand of Dallas-based Brinker International, Inc. (NYSE: EAT). We’re known for our big mouth burgers, Texas-sized ribs, full-on sizzling fajitas and hand-shaken margaritas. We take our food seriously - but not ourselves - because dining out should feel like a celebration even if there is nothing to celebrate. Our passion is making every Guest feel special, and every day, our ChiliHeads make it their job to spread #ChilisLove across our more than 1,600 restaurants in 29 countries and two territories. And Chili’s cares. We host local Give Back Events to support kids, education and hunger, and have raised more than $70 million through our annual Create-A-Pepper campaign benefitting St. Jude Children’s Research Hospital®, because giving back is a big part of who we are. Find more information about us at www.chilis.com, follow us on Twitter or Instagram, or like us on Facebook @Chilis.

About DoorDash
DoorDash is a technology company that connects customers with their favorite local and national businesses in over 4,000 cities and all 50 states across the United States and Canada. Founded in 2013, DoorDash empowers merchants to grow their businesses by offering on-demand delivery, data-driven insights, and better in-store efficiency, providing delightful experiences from door to door. DoorDash Drive is the last-mile logistics platform that powers direct delivery for any business. By building the last-mile delivery infrastructure for local cities, DoorDash is bringing communities closer, one doorstep at a time. Read more on the DoorDash blog or at www.doordash.com.